                              Schroder Series Trust
                          875 Third Avenue (22nd Floor)
                            New York, New York 10022

                                                                March 27, 2006

BY EDGAR
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention:  Kim Browning, Esq.

         Re:    Schroder Series Trust (the "Trust") (File Nos. 33-65632;
                811-7840) Post-Effective Amendment No. 26 to the Registration
                Statement of the Trust on Form N-1A (the "Post-Effective
                Amendment")

Dear Ms. Browning:

         On behalf of the Trust, I respectfully request that the
above-referenced Post-Effective Amendment be declared effective at 12:01 a.m.
Eastern time on Friday, March 31, 2006, or as soon as possible thereafter.

         Please direct any questions concerning this request for accelerated effectiveness to Leigh Fraser of Ropes & Gray LLP at (617) 951-7485.

                                            Very Truly Yours,

                                            SCHRODER SERIES TRUST

                                            By:      /s/ Carin F. Muhlbaum
                                                 -------------------------------
                                            Name:     Carin F. Muhlbaum
                                            Title:    Clerk

                           Schroder Fund Advisors Inc.
                          875 Third Avenue (22nd Floor)
                            New York, New York 10022

                                                                March 27, 2006

BY EDGAR
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention:  Kim Browning, Esq.

         Re:    Schroder Series Trust (the "Trust") (File Nos. 33-65632;
                811-7840) Post-Effective Amendment No. 26 to the Registration
                Statement of the Trust on Form N-1A (the "Post-Effective
                Amendment")

Dear Ms. Browning:

         On behalf of the Trust's principal underwriter, Schroder Fund Advisors
Inc., I respectfully request that the above-referenced Post-Effective Amendment be declared effective at 12:01 a.m. Eastern time on Friday, March 31, 2006, or as soon as possible thereafter.

         Please direct any questions concerning this request for accelerated effectiveness to Leigh Fraser of Ropes & Gray LLP at (617) 951-7485.

                                   Very Truly Yours,

                                   SCHRODER FUND ADVISORS INC.

                                   By:      /s/ Carin F. Muhlbaum
                                        ---------------------------------------
                                   Name:  Carin F. Muhlbaum
                                   Title: Senior Vice President, Secretary and
                                          General Counsel